 Exhibit 99.1

    Yuma Energy, Inc.

NEWS RELEASE

Yuma Energy, Inc. to Present at Upcoming Conferences

HOUSTON, TX – (Marketwired – March 7, 2017) – Yuma Energy, Inc. (NYSE MKT: YUMA) (the “Company”) today announced that the Company’s management team will present at the following conferences in March 2017 and April 2017:

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29th Annual ROTH Conference at The Ritz-Carlton, Laguna Nigel, located at 1 Ritz Carlton Drive, Dana Point, California, on Tuesday, March 14, 2017, at 3:00 p.m. PT.

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Independent Petroleum Association of America’s Oil and Gas Investment Symposium at the Sheraton New York Times Square Hotel, located at 811 7th Avenue, New York, New York, on Tuesday, April 4, 2017, at 11:20 a.m. ET.

The presentation materials for each event will be posted to the Company’s website at www.yumaenergyinc.com.

About Yuma Energy, Inc.

Yuma Energy, Inc. is an independent Houston-based exploration and production company focused on delivering a competitive and sustainable rate of return to shareholders by acquiring, developing and exploring for conventional and unconventional oil and natural gas resources. The Company’s operations are currently focused on onshore properties located in central and southern Louisiana, southeastern Texas, and Kern and Santa Barbara Counties in California. In addition, the Company has non-operated positions in the south Texas Eagle Ford and east Texas Woodbine areas and the Bakken Shale in North Dakota. The Company’s common stock is traded on the NYSE MKT under the trading symbol “YUMA.” For more information about Yuma Energy, Inc., please visit its website at www.yumaenergyinc.com.

For more information, please contact:

James J. Jacobs
Treasurer and Chief Financial Officer
Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, TX 77027
Telephone: (713) 968-7000